 Exhibit 99.7

California Senator Ben Hueso Pays A Visit to TPT GLOBAL TECH's "QuikLAB" Manufacturing Facility in San Diego

SAN DIEGO, CA / ACCESSWIRE / July 24, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today that California State Senator, for the 40th District, Ben Hueso, visited the QuikLab™ Rapid COVID-19 Testing labs manufacturing facility in San Diego. With the Senator were Stephen Thomas, CEO, Rick Eberhardt, EVP and Mario Scade. The group discussed several ways in which the company's Mobile Turnkey Covid 19 Quiklab could help the State of California Municipalities, Schools and State-run organizations fight the battle against Covid 19. Senator Hueso also receive demo of the company's SaniQuik sanitizing unit. Upon entrance, The SaniQuik first scans for Fever, then for 15 seconds fogs (FDA APPROVED) and eliminates 99.9% of topical viruses and bacteria. The fog is a powerful weapon against germs and 100 percent safe to humans, chemical free, non-toxic, all-natural Bio friendly and FDA approved for sanitations.

"It was a pleasure having Senator Hueso visit our manufacturing facility, it was also great having someone from the State of California's Covid 19 Task force finally see what TPT has created to help fight this virus.". said Stephen Thomas, CEO.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.